CERTIFICATE OF AMENDMENT
                OF AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                               CYLINK CORPORATION,
                            a California Corporation
                        --------------------------------

            The undersigned Robert B. Fougner hereby certifies that:

         ONE: He is the duly elected Secretary of Cylink Corporation, a California corporation (the "Corporation").

         TWO: The Amended and Restated Articles of Incorporation of said Corporation are amended as follows:

         Article Third shall be amended in its entirety to read as follows:

                  "THIRD: A. Classes of Stock. This Corporation is authorized to issue two classes of shares, designated "Preferred Stock" and "Common Stock." The total number of shares which the
                  Corporation   is   authorized   to  issue  is  sixty   million
                  (60,000,000) shares. Fifty-five million (55,000,000) shares shall be Common Stock, $.01 par value, (the "Common Stock") and five million (5,000,000) shares shall be Preferred Stock, $.01 par value (the "Preferred Stock").

                           B. Preferred Stock. The undesignated shares of Preferred Stock shall be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation, to fix or alter the individual rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preference of any wholly unissued shares of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

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CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF CYLINK CORPORATION

         THREE: The foregoing amendments of Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.

         FOUR: The foregoing amendments of Amended and Restated Articles of Incorporation were duly approved by the holders of the requisite number of shares of the Corporation in accordance with Sections 902 of the California General Corporation Law; the total number of outstanding shares entitled to vote with respect to the foregoing amendment was 30,440,642 shares of Common Stock. The number of shares voting in favor of the foregoing amendments equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

         IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of Amended and Restated Articles of Incorporation as of this 17th day of May, 2000.

                                         /s/ Robert B. Fougner
                                         --------------------------
                                         Robert B. Fougner
                                         Corporate Secretary


         The undersigned certifies under penalty of perjury that he has read the foregoing Certificate of Amendment of Amended and Restated Articles of Incorporation and know the contents thereof, and that the statements therein are true.

         Executed at Santa Clara, California, as of May 17, 2000

                                         /s/ Robert B. Fougner
                                         --------------------------
                                         Robert B. Fougner
                                         Corporate Secretary